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                                                                     EXHIBIT 5.2

        [ON LETTERHEAD STATIONERY OF HEIDMAN, REDMOND, ET. AL. LAW FIRM]

                                     [Date]

Seminis Vegetable Seeds, Inc.
Seminis, Inc.
Petoseed International, Inc.
PGI Alfalfa, Inc.
Baxter Seed Co., Inc.
2700 Camino del Sol
Oxnard, CA 93030

Ladies and Gentlemen:

         We have acted as special Iowa counsel to PGI Alfalfa, Inc., an Iowa corporation (the "Iowa Subsidiary") in connection with the preparation, execution, and delivery of a Registration Rights Agreement dated January 23, 2004 between the Company, the other guarantors named therein and the initial purchasers named therein, and the Indenture dated as of September 29, 2003, among the Company, the Iowa Subsidiary, the other guarantors named therein and the Trustee, Wells Fargo Bank, N.A.

         In that connection, we have examined (a) the articles of incorporation of the Iowa Subsidiary and all amendments thereto (the "Articles"), (b) the by-laws of the Iowa Subsidiary (the "By-laws"), (c) the resolutions of the directors of the Iowa Subsidiary regarding this transaction, (d) the Indenture, Registration Rights Agreement, Guarantee, Exchange Notes and Exchange Guarantees (collectively the "Basic Documents"), (e) such other corporate documents, official records and other instruments, and such laws and regulations, as we have deemed necessary in order to render this opinion, and as to factual matters we have relied upon the certificates of officers of the Iowa Subsidiary. All capitalized terms used herein, except as otherwise defined herein, are used with the same meaning as defined in or used in the Basic Documents. Based solely on the foregoing, and reliance thereon without further investigation, and subject to the limitations and qualifications contained herein, we are of the opinion that as of the date hereof:
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                          HEIDMAN, REDMOND, FREDREGILL,
                    PATTERSON, PLAZA, DYKSTRA & PRAHL, L.L.P.

PGI Alfalfa, Inc. - Exchange Guarantees opinion letter of special Iowa counsel [Date]
Page 2

1. The Exchange Guarantees to be endorsed on the Exchange Notes to which the Iowa Subsidiary is a party have been duly and validly authorized by the Iowa Subsidiary.

2. The Exchange Guarantees to be endorsed on the Exchange Notes to which the Iowa Subsidiary is a party, when duly endorsed on the Exchange Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture and when the Exchange Notes are executed, delivered and authenticated in accordance with the terms of the Indenture will constitute valid and legally binding obligations of the Iowa Subsidiary enforceable against the Iowa Subsidiary under Iowa law and in the courts of Iowa in accordance with the their terms, subject to the qualification that (i) enforceability of the obligations of the Iowa Subsidiary thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding in law or equity) including, without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and (ii) the waiver of defenses by the Iowa Subsidiary in the guarantees may be limited by principles of public policy in Iowa.

         In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of the documents submitted to us as copies. We have relied upon the documents we have examined with respect to the accuracy of material factual matters contained herein and said matters were not independently established by us. In rendering the foregoing opinion, we advise you that (a) as to certain factual matters contained herein, we are relying exclusively upon the certificates of officers of the Iowa Subsidiary and we disclaim any undertaking to further investigate such factual matters; and (b) we do not render any opinion as to legal matters governed by laws other than those of the State of Iowa, or corporate or commercial laws generally in effect.

                          HEIDMAN, REDMOND, FREDREGILL,
                    PATTERSON, PLAZA, DYKSTRA & PRAHL, L.L.P.

PGI Alfalfa, Inc. - Exchange Guarantees opinion letter of special Iowa counsel [Date]
Page 3

         The foregoing opinion is for the benefit of the parties to whom this opinion is addressed and may not be disclosed to or relied upon any other person or entity without our express written consent, except this opinion may be disclosed to the attorneys and agents of the parties to whom it is addressed.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,